Calculation of Filing Fee Tables
S-8
NEWMARK GROUP, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.01 per share	Other	1,000,000	$ 11.40	$ 11,400,000.00	0.0001476	$ 1,682.64
Total Offering Amounts:						$ 11,400,000.00		$ 1,682.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,682.64
Offering Note
[1]	Footnote 1 to "Amount Registered": Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Newmark Group, Inc. being registered shall include an indeterminate number of additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Newmark 401(k) Plan (the "Plan"). In addition, pursuant to Rule 416(c) under the Securities Act, the Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required with respect to such plan interests. Footnote 2 to "Proposed Maximum Offering Price Per Unit" and "Maximum Aggregate Offering Price": Calculated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, based upon the average of the high and low sale prices of the Class A Common Stock reported on the Nasdaq Global Select Market on August 5, 2024.